UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Exhibit 99.1

On March 6, 2018, Discovery, Inc ("Discovery" or "the Company") acquired Scripps Networks Interactive, Inc. ("Scripps Networks") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and among Discovery, Scripps Networks and Skylight Merger Sub, Inc. dated July 30, 2017 (the "acquisition of Scripps Networks").
The unaudited pro forma combined statement of operations, which we refer to as the unaudited pro forma financial statements, presented below is derived from the historical consolidated statement of operations of Discovery for the year ended December 31, 2018 and Scripps Networks' for the period from January 1, 2018 to March 5, 2018. The following unaudited pro forma financial statements and related notes present the unaudited pro forma combined statement of operations as if the acquisition had been completed as of January 1, 2018. The consolidated statements of operations have been adjusted in the unaudited pro forma financial statement to give pro forma effect to events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results.
The unaudited pro forma financial statements should be read in conjunction with (i) the accompanying notes to the unaudited pro forma financial statements and (ii) the historical financial statements of Discovery and the accompanying notes in Discovery’s Annual Report on Form 10-K for the year ended December 31, 2018.
The unaudited pro forma financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed on or as of the dates indicated. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. In addition, the unaudited pro forma financial statements do not intend to project the future financial position or operating results of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2018
(in millions, except per share amounts)

	Historical		Pro Forma
	Discovery	Scripps Networks(1)	Adjustments	Notes	Combined
Revenues:
Distribution	$4,538	$181	$(3)	(a)	$4,716
Advertising	5,514	425	—		5,939
Other	501	17	3	(a)	521
Total revenues	10,553	623	—		11,176
Costs and expenses:
Costs of revenues, excluding depreciation and amortization	3,935	205	—		4,140
Selling, general and administrative	2,620	159	(27)	(b)	2,752
Depreciation and amortization	1,398	30	170	(c)	1,598
Restructuring and other charges	750	10	—		760
Gain on disposition	(84)	—	—		(84)
Total costs and expenses	8,619	404	143		9,166
Operating income	1,934	219	(143)		2,010
Interest expense, net	(729)	(13)	(9)	(d)	(751)
(Loss) income from equity investees, net	(63)	13	—		(50)
Other (expense) income, net	(120)	9	(15)	(e)	(126)
Income before income taxes	1,022	228	(167)		1,083
Income tax expense	(341)	(55)	38	(f)	(358)
Net income	681	173	(129)		725
Net income attributable to noncontrolling interests	(67)	(37)	17	(g)	(87)
Net income attributable to redeemable noncontrolling interests	(20)	—	—		(20)
Net income available to Discovery, Inc.	$594	$136	$(112)		$618

Net income per share available to Discovery, Inc. Series A, B and C common stockholders:
Basic	$0.86				$0.86
Diluted	$0.86				$0.86
Weighted average shares outstanding:
Basic	498		25	(h)	523
Diluted	688		25	(h)	713
See notes to the unaudited pro forma condensed combined financial statements
(1)Scripps Networks financial information for the period from January 1, 2018 to March 5, 2018.

3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION
Basis of Presentation
The acquisition is reflected in the unaudited pro forma financial statements as being accounted for under the acquisition method of accounting. Under the acquisition method, the stock settled portion of the total estimated purchase price as described in Note 2 was measured using the market closing price of Discovery Series C common stock. Discovery recorded all assets, liabilities and non-controlling interests assumed at their respective acquisition-date fair values.
As indicated in Note 3 to the unaudited pro forma financial statements, Discovery has made certain adjustments to the historical book values of Scripps Networks. In the opinion of Discovery's management, all adjustments necessary to present fairly the unaudited pro forma combined statement of operations have been made. Discovery reviewed Scripps Networks' accounting policies in connection with the acquisition and made all adjustments necessary to conform Scripps Networks' and Discovery's financial statements. The unaudited pro forma financial statements are based on available information and certain assumptions that Discovery's management believes are reasonable.
The unaudited pro forma financial statements also do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the total expected costs to integrate the operations of Discovery and Scripps Networks, or the total expected costs necessary to achieve such cost savings, operating synergies and revenue enhancements.
NOTE 2. CONSIDERATION AND PURCHASE PRICE ALLOCATION
The consideration paid for the acquisition of Scripps Networks consisted of (i) for Scripps Networks shareholders that did not make an election or elected to receive the mixed consideration, $65.82 in cash and 1.0584 shares of Discovery Series C common stock for each Scripps Networks share, (ii) for Scripps Networks shareholders that elected to receive the cash consideration, $90.00 in cash for each Scripps Networks share, (iii) for Scripps Networks shareholders that elected to receive the stock consideration, 3.9392 shares of Discovery Series C common stock for each Scripps Networks share, subject to the terms and conditions set forth in the Merger Agreement and (iv) transaction costs that Discovery paid for costs incurred by Scripps Networks in conjunction with the acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following table summarizes the components of the aggregate consideration paid for the acquisition of Scripps Networks (in millions of dollars and shares, except for per share amounts, share conversion ratio and stock option conversion ratio) as of March 6, 2018.

Outstanding Scripps equity
Scripps Networks shares outstanding	131
Cash consideration per Scripps Networks share	$65.82
Cash portion of consideration	$8,590

Scripps Networks shares outstanding	131
Share conversion ratio per Scripps Networks share	1.0584
Discovery Series C common stock	138
Discovery Series C common stock price per share	$23.01
Equity portion of consideration	$3,179

Shares awarded under Scripps Networks share-based compensation programs	3
Scripps Networks share-based compensation awards converting to cash	2
Average cash consideration per share awarded less applicable exercise price	$46.90
Cash portion of consideration	$88

Scripps Networks share-based compensation awards	1
Share-based compensation conversion ratio (based on intrinsic value per award)	3
Discovery Series C common stock issued (1) or share-based compensation converted (2)	3
Average equity value (intrinsic value of Discovery Series C common stock or options to be issued)	$15.19
Share-based compensation equity value	$51
Less: post-combination compensation expense	(12)
Equity portion of consideration	39

Scripps Networks transaction costs paid by Discovery	117

Total consideration paid	$12,013

Balances reflect rounding of dollar and share amounts to millions, which may result in differences for recalculated amounts compared with the amounts presented above.
The Company applied the acquisition method of accounting to Scripps Networks' business, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. Goodwill reflects workforce and synergies expected from cost savings, operations and revenue enhancements of the combined company that are expected to result from the acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The preliminary fair value of assets acquired and liabilities assumed, measurement period adjustments, as well as a reconciliation to consideration paid is presented in the table below (in millions).

	Preliminary March 6, 2018	Measurement Period Adjustments	Updated Preliminary March 6, 2018
Accounts receivable	$783	$—	$783
Other current assets	421	(9)	412
Content rights	1,088	—	1,088
Property and equipment	315	—	315
Goodwill	6,003	118	6,121
Intangible assets	9,175	—	9,175
Equity method investments, including note receivable	870	(157)	713
Other noncurrent assets	111	3	114
Current liabilities assumed	(494)	(105)	(599)
Debt assumed	(2,481)	—	(2,481)
Deferred income taxes	(1,695)	93	(1,602)
Other noncurrent liabilities	(383)	57	(326)
Noncontrolling interests	(1,700)	—	(1,700)
Total consideration paid	$12,013	$—	$12,013
The preliminary opening balance sheet is subject to adjustment based on final assessment of the fair values of certain acquired assets and assumed liabilities. As of December 31, 2018, certain tax exposures are subject to further adjustment. The Company estimates the total remaining exposure relative to these matters to be approximately $110 million in the aggregate as of December 31, 2018.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 3. ADJUSTMENTS
The unaudited pro forma adjustments related to the transaction included in the unaudited pro forma financial statements are as follows:

(a) Revenues
Reflects $3 million of Scripps Networks third-party content sales reclassified from distribution revenue to other revenue. Discovery classifies third-party content sales as other revenue.

(b) Selling, general and administrative
Reflects Discovery and Scripps Networks acquisition-related transaction costs of $27 million, eliminated from the unaudited pro forma condensed combined statement of operations.

(c) Depreciation and Amortization
Amortization expense adjustment of $170 million reflects an increase in carrying value of Scripps Networks intangible assets from their historical value of $1.1 billion to $9.2 billion. The amortization of these intangibles is reflected in the unaudited pro forma condensed combined statement of operations using the straight-line amortization method as noted below (in millions, except years).

Asset	Preliminary March 6, 2018 Fair Value	Weighted Average Useful Life in Years	January 1, 2018 through March 5, 2018 Amortization Expense
Advertiser relationships	$4,995	10	$82
Affiliate relationships	2,455	12	33
Trademarks and trade names	1,225	10	20
Advertising backlog	280	1	47
Broadcast licenses	220	6	6
	$9,175		$188
Historical intangible assets and amortization expense			(18)
Pro forma adjustments			$170

Amount attributable to noncontrolling interests, net of tax			17

(d) Interest expense
On August 11, 2017, Discovery Communications, LLC ("DCL") entered into a delayed draw and unsecured term loan credit facility (the "Term Loans"), with a three-year tranche and a five-year tranche, each with a principal amount of up to $1 billion. The term of each delayed draw loan commenced on March 6, 2018 when Discovery used these $2.0 billion of funds to finance a portion of the Scripps Networks acquisition. The Term Loans' interest rates were based, at the Company's option, on either adjusted LIBOR plus a margin, or an alternate base rate plus a margin. The Company paid a commitment fee of 20 basis points per annum for each loan, based on its then-current credit rating, beginning September 28, 2017 through March 6, 2018. The adjustment of $9 million is an increase to interest expense for the period January 1, 2018 through March 5, 2018 to reflect the additional interest expense that would have been incurred had the acquisition been completed as of January 1, 2018.

(e) Other (expense) income, net
In conjunction with the Scripps Networks acquisition, the Company issued $6.8 billion in senior notes on September 21, 2017. A portion of the proceeds was invested in various short-term investments. Interest income of $15 million earned in 2018 on the cash proceeds is reflected as a component of other (expense) income, net on the Company's consolidated statement of operations. A pro forma adjustment of $15 million has been reflected to eliminate interest income earned on the proceeds from the debt issued to finance the Scripps Networks acquisition as if the proceeds had been disbursed on January 1, 2018, in connection with the acquisition.

(f) Income tax expense
Reflects the income tax effect of the pro forma adjustments, which was calculated using a blended 23% U.S. federal, state and local statutory tax rate, net of federal tax benefit. The assumed rate is based on the statutory rates applicable in 2018.

(g) Noncontrolling interests
Reflects a pro forma adjustment of $17 million for the amortization of intangible assets resulting from an increase in the recorded value of intangible assets related to the Company's controlling interest in Food Network and Cooking Channel. The amortization of these intangibles is reflected in the unaudited pro forma condensed combined statement of operations using the straight-line amortization method.

(h) Net income per share and weighted average shares outstanding
Discovery's net income per share calculation follows the two-class method, which distinguishes between the classes of securities based on the proportionate participation rights of each security type in Discovery's undistributed income. Discovery's Series A, B and C common stock and the Series C-1 convertible preferred stock are treated as one class for purposes of applying the two-class method, because they have substantially equal rights and share equally on an as-converted basis with respect to income and loss available to Discovery. In connection with the acquisition of Scripps Networks, shareholders received, in part, stock consideration in the form of Discovery's Series C common stock (Note 2). Net income per share adjustments to the unaudited pro forma condensed combined statement of operations reflect adjustments to Discovery's two-class method calculation for net income per share based on the stock consideration received by Scripps Networks' shareholders. Pro forma combined weighted average shares outstanding amounts also reflect the impact of the stock consideration received by Scripps Networks' shareholders in connection with the Merger.
For the year ended December 31, 2018, pro forma combined basic net income per share is calculated using the historical Discovery weighted average shares outstanding during the period plus the issuance of 139 million Discovery Series C common stock to Scripps Networks' shareholders (see Note 2) with an assumed issuance date of January 1, 2018. The pro forma adjustment to basic and diluted weighted average shares outstanding of 25 million shares represents the weighted average shares outstanding related to the Scripps Networks acquisition for the period January 1, 2018, through March 5, 2018.
The pro forma combined weighted average income per basic shares outstanding was calculated as follows (in millions, except per share amounts).

Year Ended December 31, 2018
Pro Forma income available to Discovery, Inc. Series A, B and C common stockholders for basic net income per share	$451
Weighted average Discovery series A, B and C common shares outstanding - basic	498
Weighted average impact of Discovery series C common shares issued for Scripps acquisition (for the period January 1, 2018 through March 5, 2018)	25
Pro forma combined weighted average Discovery series A, B and C common basic shares outstanding - basic	523
Pro forma combined basic net income per share available to Discovery, Inc. Series A, B and C common stockholders	$0.86

Pro forma combined weighted average income per share outstanding with dilution was calculated as follows (in millions, except per share amounts).

Year Ended December 31, 2018
Pro Forma net income available to Discovery, Inc. Series A, B and C common stockholders for diluted net income per share	$613
Weighted average Discovery series A, B and C common shares outstanding - diluted	688
Weighted average impact of Discovery series C common shares issued for Scripps acquisition (for the period January 1, 2018 through March 5, 2018)	25
Pro Forma combined weighted average Discovery series A, B and C common shares outstanding - diluted	713
Pro Forma combined diluted net income per share available to Discovery, Inc. Series A, B and C common stockholders	$0.86